BBSI Reports Third Quarter 2012 Financial Results

- 37% Increase in Gross Revenues Drives Diluted Earnings per Share of $0.81 -

VANCOUVER, Washington, October 23, 2012 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights vs. Year-Ago Quarter

•	Net revenues increased 30% to $111.1 million

•	Gross revenues increased 37% to $558.0 million

•	Net income increased to $5.8 million or $0.81 per diluted common share, compared to net income of $5.4 million or $0.54 per diluted common share

Third Quarter 2012 Financial Results

Net revenues in the third quarter of 2012 increased 30% to $111.1 million, compared to $85.4 million in the third quarter of 2011.

Total non-GAAP gross revenues in the third quarter of 2012 increased 37% to $558.0 million, compared to $406.0 million in the third quarter of 2011 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase is due primarily to the continued build in the Company’s Professional Employer Organization (PEO) client count and same-store-sales growth.

Net income in the third quarter of 2012 increased to $5.8 million or $0.81 per diluted common share, compared to net income of $5.4 million or $0.54 per diluted common share in the year-ago quarter. The third quarter of 2011 included the benefit of a lower annual effective income tax rate resulting from the non-taxable $10 million of key man life insurance proceeds received following the passing of the Company’s former president and CEO. Excluding the tax rate benefit, non-GAAP net income for the third quarter of 2011 was $4.2 million or $0.42 per diluted common share (see “Reconciliation of Non-GAAP Financial Measures” below).

On September 30, 2012, the Company’s cash, cash equivalents and marketable securities totaled $50.7 million, compared to $81.8 million at December 31, 2011. In March 2012, BBSI completed the repurchase of approximately 2.5 million common shares from the Estate of William W. Sherertz, which represented all the common shares held by the estate, as well as 500,000 common shares from Nancy Sherertz, for a combination of $24.9 million in cash and $34.8 million of nonconvertible, non-voting, redeemable preferred stock for an aggregate purchase price of approximately $59.7 million or $20.00 per common share.

On September 21, 2012, the Company redeemed the preferred shares in exchange for $34.8 million, using a combination of cash on hand and availability under a new revolving credit facility provided by its principal bank. At September 30, 2012, the Company had no outstanding borrowings on its revolving credit facility.

Management Commentary

“The momentum we realized in the first half of the year grew stronger in the third quarter, as seen by our 37% year-over-year increase in gross revenues,” said Michael Elich, president and CEO of BBSI. “We attribute these results to BBSI’s maturing brand and strong referral channels that have helped drive new clients along with our ability to retain them. BBSI’s operations-driven, results-orientated approach continually supports the evolution of our client’s businesses and is responsible for our 90% retention rate.

“These results have also been supported by the proactive investments we have made in our operational infrastructure and professional talent, which have evolved BBSI into a much more mature company. Looking towards the fourth quarter, we expect the drivers that were responsible for the growth of our business during the quarter to continue while we remain prudent with our investment back into the overall organization.”

Fourth Quarter 2012 Outlook

For the fourth quarter of 2012, the Company expects gross revenues to range between $585 million and $590 million, compared to $423.6 million for the fourth quarter of 2012. Diluted income per common share in the fourth quarter of 2012 is expected to range between $0.75 and $0.78, compared to a net loss per common share of $0.01 in the year-ago quarter. Diluted loss per common share in the fourth quarter of 2011 reflected an increase to the Company’s workers’ compensation reserve of approximately $8.5 million as a result of adverse loss development, partially offset by a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the life insurance proceeds as previously discussed. Without the effect of these items, diluted income per common share in the fourth quarter of 2011 was $0.41.

Conference Call

BBSI will host a conference call tomorrow, Wednesday, October 24, 2012 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its third quarter 2012 results. The Company’s president and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Wednesday, October 24, 2012

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Dial-In Number: 1-877-941-4774

International: 1-480-629-9760

Conference ID#: 4568021

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=101945 and via the investor relations section of the Company's website at www.barrettbusiness.com.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day through November 24, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4568021

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues and non-GAAP net income.

The Company reports its PEO revenues on a net basis because it is not the primary obligor for the services provided by the Company’s PEO clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Staffing services	$36,195	$34,589	$92,793	$93,439
Professional employer services	521,836	371,382	1,391,357	1,010,496
Total revenues	558,031	405,971	1,484,150	1,103,935
Cost of revenues:
Direct payroll costs	470,950	344,719	1,256,477	939,746
Payroll taxes and benefits	42,915	30,321	125,239	90,970
Workers' compensation	22,602	14,778	57,972	38,187
Total cost of revenues	536,467	389,818	1,439,688	1,068,903
Gross margin	$21,564	$16,153	$44,462	$35,032

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2012	2011	2012	2011	2012	2011

Revenues:
Staffing services	$36,195	$34,589	$-	$-	$36,195	$34,589
Professional employer services	521,836	371,382	(446,962)	(320,587)	74,874	50,795
Total revenues	$558,031	$405,971	$(446,962)	$(320,587)	$111,069	$85,384
Cost of revenues	$536,467	$389,818	$(446,962)	$(320,587)	$89,505	$69,231

	(Unaudited)
	Nine Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2012	2011	2012	2011	2012	2011

Revenues:
Staffing services	$92,793	$93,439	$-	$-	$92,793	$93,439
Professional employer services	1,391,357	1,010,496	(1,195,159)	(873,769)	196,198	136,727
Total revenues	$1,484,150	$1,103,935	$(1,195,159)	$(873,769)	$288,991	$230,166
Cost of revenues	$1,439,688	$1,068,903	$(1,195,159)	$(873,769)	$244,529	$195,134

The Company is presenting non-GAAP net income because it believes it is more reflective of its actual operating results in 2011 due to the effect of the non-recurring nature of the life insurance proceeds on the Company’s 2011 income tax rate. A reconciliation of GAAP net income to non-GAAP operating performance is provided in the table below:

	(Unaudited)
	Third Quarter Ended
(in thousands, except per share amounts)	September 30,
	2012	2011
	GAAP	GAAP	Adjustments		non-GAAP

Income before taxes	$8,603	$6,272	$		$6,272
Provision for income taxes	2,791	858		1,213	2,071
Net income	$5,812	$5,414			$4,201
Basic income per share	$.83	$.54			$.42
Weighted average basic shares outstanding	7,007	10,060			10,060
Diluted income per share	$.81	$.54			$.42
Weighted average diluted shares outstanding	7,184	10,100			10,100

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the fourth quarter of 2012, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2011 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$22,181	$49,571
Marketable securities	15,575	16,878
Trade accounts receivable, net	71,018	46,520
Income taxes receivable	3,432	4,133
Prepaid expenses and other	1,536	5,897
Deferred income taxes	5,943	5,958
Total current assets	119,685	128,957
Marketable securities	12,991	15,395
Property, equipment and software, net	16,601	15,007
Restricted marketable securities and workers' compensation deposits	9,967	9,923
Other assets	3,140	3,027
Workers' compensation receivables for insured claims	1,568	2,968
Goodwill, net	47,820	47,820
	$211,772	$223,097

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,135	$1,639
Accrued payroll, payroll taxes and related benefits	77,533	52,340
Income taxes payable	2,969	-
Other accrued liabilities	355	300
Workers' compensation claims liabilities	20,839	18,718
Safety incentives liabilities	8,678	6,321
Total current liabilities	112,509	79,318
Long-term workers' compensation claims liabilities	39,931	30,596
Long-term workers' compensation liabilities for insured claims	858	1,879
Deferred income taxes	8,152	8,152
Customer deposits and other long-term liabilities	1,655	1,497
Stockholders' equity	48,667	101,655
	$211,772	$223,097

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Staffing services	$36,195	$34,589	$92,793	$93,439
Professional employer service fees	74,874	50,795	196,198	136,727
Total revenues	111,069	85,384	288,991	230,166
Cost of revenues:
Direct payroll costs	27,158	26,292	69,653	70,833
Payroll taxes and benefits	42,915	30,321	125,239	90,970
Workers' compensation	19,432	12,618	49,637	33,331
Total cost of revenues	89,505	69,231	244,529	195,134
Gross margin	21,564	16,153	44,462	35,032
Selling, general and administrative expenses	12,745	9,879	33,058	27,577
Depreciation and amortization	372	334	1,076	1,000
Income from operations	8,447	5,940	10,328	6,455
Life insurance proceeds	-	-	-	10,000
Other income, net	156	332	568	1,052
Income before taxes	8,603	6,272	10,896	17,507
Provision for income taxes	2,791	858	3,554	3,098
Net income	$5,812	$5,414	$7,342	$14,409
Basic income per common share	$.83	$.54	$.92	$1.42
Weighted average basic common shares outstanding	7,007	10,060	7,959	10,152
Diluted income per common share	$.81	$.54	$.91	$1.41
Weighted average diluted common shares outstanding	7,184	10,100	8,069	10,198

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com